Securities and Exchange Commission

                             Washington, D.C. 20549

                                    Form 8-K


                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): October 1, 1998





                   MARRIOTT RESIDENCE INN LIMITED PARTNERSHIP
                   ------------------------------------------
             (Exact name of registrant as specified in its charter)



       Delaware                 033-20022                    52-1558094
       --------                 ---------                    ----------
(State or other           (Commission File Number)    (I.R.S.Employer
 jurisdiction or                                       identification no.)
organization)



 10400 Fernwood Road, Bethesda, MD                      20817-1109
 ---------------------------------                      ----------
 (Address of principal executive office)                (Zip Code)


        Registrant's telephone number, including area code: 301-380-2070

ITEM 5.   OTHER EVENTS

     On October 1, 1998, the General Partner sent to the Limited Partners of the Partnership a letter to inform them that the proposed Consolidation to form a new REIT focused on limited service hotels is no longer being pursued. In addition, the letter informs the Limited Partners that, to date, there have been no acceptable offers from third parties to purchase the Partnership's hotels. Such a letter is being filed as an exhibit to this Current Report on Form 8-K.


ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (c)     Exhibits

         99.1 Letter from the General Partner to the Limited Partners of the Partnership, dated October 1, 1998.

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                            MARRIOTT RESIDENCE INN
                            LIMITED PARTNERSHIP

                            By:    RIBM ONE CORPORATION
                                   General Partner



 October 9, 1998            By:      /s/ Earla L. Stowe
                                     Name:    Earla L. Stowe
                                     Title:   Vice President and
                                              Chief Accounting Officer

                                  EXHIBIT INDEX

Exhibit  No.:        Description:
99.1                 Letter  from the  General  Partner to the Limited Partners of the Partnership, dated October 1, 1998

                                                                   EXHIBIT 99.1
October 1, 1998

Dear Limited Partner:

The General Partner previously advised you that it is reviewing strategic alternatives that could result in increased liquidity for Limited Partners. In December 1997, we reported that Host Marriott Corporation ("Host"), on behalf of the General Partner, filed a preliminary Prospectus/Consent Solicitation Statement with the SEC. This statement proposed the consolidation (the "Consolidation") of this Partnership and five other limited partnerships into a publicly traded real estate investment trust (REIT). Subsequently, we reported to you that there were existing REITs active in the moderate price and extended-stay hotel segment that had expressed an interest in acquiring some of the hotels owned by the six limited partnerships. The General Partner retained Merrill Lynch to advise the Partnerships with respect to these alternatives.

You may also be aware that although the hotel industry is generally continuing to report improving operating results, stock prices for the companies that own hotels, including REITs, have been on a downward slide. There are a number of reasons given by the industry's analysts for this development ranging from increased supply in certain segments of the market to the global market trends influencing the US securities markets. The effect of these developments is that many of the traditional purchasers of hotels such as those owned by the Partnership are restricted in their ability to raise capital to purchase hotels. Although over the past months we have reviewed various alternatives, to date, there have been no acceptable offers from third parties to purchase the Partnership's hotels.

These same market conditions have adversely affected the proposed Consolidation that would form a new REIT focused on limited service hotels. The original Consolidation plan included an initial public offering of the REIT's common shares. We have been advised that it would be difficult to raise the appropriate level of outside equity and that the perceived benefits of the Consolidation are not achievable at this time. Therefore, we are not pursuing the plan to form a new REIT.

We are continuing to work with Merrill Lynch to explore alternatives designed to maximize the long term value of your investment. We will promptly advise you of any developments.

On October 1, 1998, the Partnership will make a $5 million repayment of its mortgage debt. This repayment is in addition to the required monthly payments of principal and interest. Of this amount, $2 million was required under the loan agreements and an additional $3 million was repaid at the option of the Partnership. These repayments are in accordance with the terms of the Partnership's loan agreements. It was determined that these debt repayments were in the best interest of the Partnership for the following reasons:

          The reduction of $5 million in mortgage debt enhances the Partnership's financial position, which may increase the Partnership's suitability for purchase by potential purchasers of the Partnership's Inns.

          $2.3 million of the optional $3 million repayment was made on the Second Mortgage, which bears interest at 15.25%. In addition, $700,000 of the $3 million repayment was made on the Senior Mortgage, which bears interest at 8.6%. Therefore, mortgage interest expense will be reduced by approximately $411,000 per year.

          The Partnership continues to face possible shortfalls in the property improvement fund. As previously reported, the Partnership will utilize funds reserved since 1996 (the "Capital Reserve") to fund $2.6 million of the shortfall with an additional $1 million to be funded from an increase in the property improvement fund contribution rate in 1998 and 1999.

Based on the foregoing information, there will be no cash distributions from 1998 operations.

If you have any questions regarding the information in this letter or any other aspect of your investment, please contact Partnership Investor Relations at 301/380-2070.

Sincerely yours,

RIBM ONE CORPORATION
General Partner

/s/ Bruce F. Stemerman

Bruce F. Stemerman
President